EXHIBIT 99.1

                 TEXACO, SHELL ANNOUNCE COMPLETION OF WESTERN
                            U.S. DOWNSTREAM ALLIANCE:
                               EQUILON ENTERPRISES

FOR  IMMEDIATE  RELEASE:  FRIDAY,  JANUARY  16, 1998.
         WHITE PLAINS, N.Y., Jan. 16, 1998 -- Texaco Inc. and Shell Oil Company today announced the formation and operational start up of their joint venture combining major elements of their western and midwestern U.S. refining and marketing businesses and their nationwide trading, transportation and lubricants businesses. Shell will have 56 percent ownership and Texaco will hold 44 percent of the company.
         The new company will operate as Equilon Enterprises LLC. Equilon is not intended to be used as a product or brand name. The location of Equilon Enterprises' corporate center will be announced at a later date.
         James M. Morgan, president and chief executive officer of Shell Oil Products Company, will be president and chief executive officer of Equilon Enterprises.
         "This combination of Texaco and Shell assets will allow us to accomplish a fundamental change in the way we operate our downstream businesses, improve performance and create an environment to grow the business," said Texaco Chairman and CEO Peter I. Bijur and Shell Oil Company President and CEO Philip
J. Carroll. "Ultimately, this alliance will generate new opportunities for our customers, employees, vendors and the communities where we work and live."
         "Equilon Enterprises will market gasoline and other products under both the Shell and Texaco brands, which are key recognizable strengths of the new company," said Morgan. "These quality brands and our highly talented, innovative people promise to be a winning combination in every respect."
         Texaco, Shell and Saudi Refining, Inc. are finalizing agreements for a separate joint venture involving their eastern and Gulf Coast refining and marketing businesses. All three parties are optimistic that this second transaction will be concluded early in 1998. The eastern operations company will be owned 35 percent by Shell, 32.5 percent by Texaco and 32.5 percent by Saudi Refining, Inc. The exploration, production and chemical businesses of these companies are not included in the alliance.
         Texaco Inc. is based in White Plains, N.Y. Shell Oil Company is a Houston-based affiliate of the Royal Dutch/Shell Group of Companies. Saudi Aramco is the state-owned oil company of the kingdom of Saudi Arabia. The company's U.S. corporate affiliate Saudi Refining, Inc. is based in Houston.


For more information contact:    Shell Oil Company
                                 Kitty Borah, Stacy Hutchinson     713-241-4544

                                 Texaco
                                 Chris Gidez (New York)            914-253-4042
                                 Kelly McAndrew (New York)         914-253-6295
                                 Paul Weeditz (Houston)            713-752-6475

                                 Saudi Refining, Inc.
                                 Henry Hayes                       713-432-4149
                                 Bill Tracy                        713-432-4645


NOTE TO EDITORS: Additional information on Equilon Enterprises' senior leadership team is available on the World Wide Web at:

http://www.shellus.com
http://www.texaco.com